EXHIBIT 99

            Dillard's, Inc. Reports January Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Feb. 3, 2005--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended January 29, 2005 were $491,052,000 compared to sales for the four weeks ended January 31, 2004 of $478,857,000. Sales increased 3% for the four-week period on both a total and comparable store basis.
    Sales for the 13 weeks ended January 29, 2005 were $2,305,162,000 compared to sales for the 13 weeks ended January 31, 2004 of $2,299,054,000. Sales were unchanged (on a percentage basis) for the 13-week period in both total and comparable stores.
    Sales for the 52 weeks ended January 29, 2005 were $7,529,834,000 compared to sales for the 52 weeks ended January 31, 2004 of $7,598,934,000. Sales declined 1% for the 52-week period on both a total and comparable store basis.
    During the four weeks ended January 29, 2005, sales in the Western region were above the Company's average trend. Sales in the Central and Eastern regions were slightly below trend.
    During the four weeks ended January 29, 2005, sales of lingerie and accessories significantly exceeded the Company's average trend. Sales of juniors' apparel and furniture were significantly below trend.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965